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                                                                     EXHIBIT 4.3
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                               SECOND AMENDMENT TO
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                        IVC INDUSTRIES, INC. SAVINGS PLAN
                        ---------------------------------

     IVC Industries, Inc., a corporation organized under the laws of the State of Delaware, having offices and its principal place of business at 500 Halls Mill Road, Freehold, New Jersey, hereby adopts this Second Amendment to its Savings Plan, effective January 1, 1997:

     1. Section 1.02, Annual Compensation, shall be amended by deleting the following two sentences:

         "In determining the compensation of a Participant for purposes of this limitation, the rules of Code Section 414(q)(6) shall apply, except that in applying such rules the "family" shall only include the spouse and lineal descendants of the Participant who have not attained age 19 before the close of the year. If the $200,000 limitation (as adjusted) is exceeded due to the application of this rule, then such limitation shall be prorated among the affected individual's compensation as determined without regard to this limitation."

     2. Article II, Eligibility and Participation, shall be amended by the addition of a new Section 2.06, effective December 12, 1994, to read as follows:

         "2.06 Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Internal Revenue Code."

     3. Section 5.10, concerning required minimum distributions, shall be amended for the first paragraph to read as follows:

         "5.10 Notwithstanding any provision in this Article V to the contrary, benefits shall begin on the later of April 1 of the calendar year following the calendar year of retirement or April 1 of the calendar year following the calendar year in which the Participant attains age 70 1/2, provided the Participant is not a 5 percent owner. If a Participant is a 5 percent owner, benefits shall begin no later than April 1 of the calendar year following the calendar year in which the Participant attains age 70 1/2. A 5 percent owner is a Participant who meets the definition of 5 percent owner in Section 416(i) of the Code. Any Participant who attains age 70 1/2 and is not retired may elect to have benefit payments begin as if the Participant had retired at age 70 1/2."

     4. Section 6.01(h), the definition of "Highly Compensated Employee", shall be amended to read:

         "(h) "Highly Compensated Employee" means any employee who was a 5 percent owner at any time during the Plan Year or the preceding Plan Year, or any employee who had compensation from the employer in the preceding Plan Year in excess of $80,000, and, if the Company elects for the Plan Year and the preceding Plan Year, such employee also was in

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the top 20 percent of employees when ranked on the basis of compensation paid during such Plan Year. An employee shall be treated as a 5 percent owner if, at any time during the Plan Year or the previous Plan Year, the employee was a 5 percent owner of the Company, as defined in Section 416(i) of the Code."

     5. Section 6.04(a), Actual Deferral Percentage, shall be amended after paragraph (2) by the addition of a new paragraph (3) to read as follows:

         "Or (3) The Company shall contribute a minimum of 3% of Annual Compensation for all Participants of this Plan, or to another defined contribution plan in which all Non Highly Compensated Employees who are Participants in this Plan are also participants, which contribution shall be 100% vested at all times and shall not be distributable earlier than the events set forth in Section 6.03(c). Such contributions shall be credited to a separate account for each Participant, which shall be named the Participant's "Basic Contribution Account" if contributed to this Plan. If the Company elects this option, then each year all Participants shall be informed within a reasonable period of time prior to the beginning of the Plan Year, by a written notice from the Company which is written in a manner calculated to be understood by the average Participant, of the Participant's rights and obligations under the Plan, and such notice shall be sufficiently accurate and comprehensive to appraise the Participant of all such rights and obligations, in compliance with Code Section 401(k)(12)(D) and any Treasury Regulations promulgated thereunder."

     6. Section 6.04(c), concerning family aggregation rules, shall be deleted in its entirety, and 6.04(d), (e), and (f) shall be relettered as (c), (d), and
(e).

     7. Section 6.05(a), concerning Excess Distributions, shall be amended for the first sentence to read as follows:

         "(a) On or before the fifteenth day of the third month following the end of each Plan Year, the Highly Compensated Employee having the highest Elective Contributions shall have his portion of Excess Contributions distributed to him until one of the tests set forth in Section 6.04 is satisfied, or until his Elective Contributions equal the Elective Contributions of the Highly Compensated Employee having the second highest Elective Contributions."

     8. Section 6.05(d), concerning family aggregation rules, shall be deleted in its entirety, and 6.05(e) shall be relettered as 6.05(d).

     9. Section 6.06(c), family aggregation rules, shall be deleted in its entirety, and paragraphs 6.06(d), (e), and (f) shall be relettered (c), (d), and
(e).

     10. Section 6.07(a), concerning Excess Aggregate Contributions, shall be amended by substituting the phrase "Matching Contributions" for the phrase "actual contribution ratio" each place it appears.

     11. Section 6.07(e), family aggregation rules, shall be deleted in its entirety, and paragraph 6.07(f) shall be relettered (e)

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     IN WITNESS WHEREOF, the Company has set its name hereto, by and through its duly authorized officer.


                                                IVC INDUSTRIES, INC.

                                                By: /s/ IVC INDUSTRIES, INC.
                                                   -------------------------

                                                Date: September 15, 1998
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